EXHIBIT 99.1

Otelco Reports Third Quarter 2018 Operational and Financial Results

ONEONTA, Ala., Nov. 07, 2018 (GLOBE NEWSWIRE) -- Otelco Inc. (NASDAQ: OTEL), a wireline telecommunications services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia, today announced operational and financial results for its third quarter ended September 30, 2018. Key operational and financial highlights for Otelco include:

  Total revenues of $16.3 million for third quarter 2018.
  Operating income of $4.5 million for third quarter 2018.
  Net income of $2.3 million for third quarter 2018.
  Consolidated EBITDA (as defined below) of $6.5 million for third quarter 2018.
  Additional $3.0 million in voluntary principal prepayments reduces debt.

“We continued to execute our strategy of fiber deployment and debt reduction in third quarter,” said Rob Souza, President and CEO of Otelco. “Net income increased 46.4% for third quarter 2018, compared to third quarter 2017, while we invested $2.4 million in our network and operations. The ratio of debt, net of cash, to Consolidated EBITDA improved to 2.79, reflecting the voluntary prepayments made during the quarter.”

THIRD QUARTER RESULTS
Revenue for the three months ended September 30, 2018 declined 4.1%, and operating income declined 7.7% for the same period, when compared to the three months ended September 30, 2017. Conversion costs associated with bringing the Company’s new billing system on line during third quarter 2018 affected operating income. Net income increased to $2.3 million in third quarter 2018, from $1.6 million in third quarter 2017, primarily driven by a $1.1 million decrease in interest expense associated with the Company’s new CoBank credit facility. Basic net income per share increased to $0.69 per share for third quarter 2018, compared to $0.47 per share in the same period of 2017.

EBITDA
Consolidated EBITDA (as defined below) was $6.5 million for third quarter 2018 compared to $6.9 million for the same period last year.

CONNECT AMERICA FUND II (CAF II) AND RURAL MUNICIPALITIES
Otelco was awarded just over $0.9 million over a ten-year period from the FCC’s reverse auction for three census blocks in Western Massachusetts. The funding will support the construction of a fixed wireless network to provide improved data services to four targeted communities. Approximately 500 locations in Hawley, Monroe, Florida and Savoy (Massachusetts) will have access to the network. The Company will partner with WiValley to build and operate the network, with construction expected to begin before the end of the year. The Company has begun the process of filing the FCC Form 683 and the associated documentation required, including the credit commitment letter and the detailed technology and system design.

“We look forward to breaking ground soon on the network to serve these four communities,” added Souza. “The new network will enhance the residents’ voice and data service options and make them more competitive for the digital future. Our previous work with the town of Leverett, Massachusetts, demonstrates how municipal partnerships can work to improve communities’ digital access. Other towns in New England are exploring fiber and fixed wireless options for their communities, based on successful solutions like the one in Leverett.”

NETWORK INVESTMENT
Otelco will invest over $8.0 million in 2018 to grow its fiber distribution network and improve its support systems, including the $2.4 million invested during third quarter 2018. Fiber-to-the-premise (“FTTP”) will be the primary vehicle to increase data capacity for Otelco’s customers, with fixed wireless options being employed in more sparsely populated areas. The Company has over 2,000 route miles of transport and FTTP deployed within its service territory,

BALANCE SHEET
At the end of third quarter 2018, the Company reported cash of $3.7 million, slightly higher than at the end of 2017. During third quarter, the Company reduced the outstanding principal on its credit facility by $4.1 million, including $3.0 million in voluntary prepayments. In the first eleven months of the new five-year CoBank credit facility, the Company has repaid $10.4 million, or 11.9%, of the principal balance, while growing stockholders’ equity by over $7.0 million. The leverage ratio, as computed in accordance with the credit facility, was 2.93 at the end of third quarter 2018. Beginning with the November 2018 interest period, the bank margin will decline by 0.25% to 4.25%. The lower margin will save the Company approximately $0.2 million in interest expense on an annual basis. The Company’s ratio of debt, net of cash, to Consolidated EBITDA (as defined below), declined to 2.79 at September 30, 2018. An additional voluntary prepayment of $1.0 million is planned for November 30, 2018.

INCOME TAXES
The Tax Cuts and Jobs Act, implemented at the end of 2017, increased bonus depreciation from 50% to 100% and reduced the maximum federal corporate tax rate from 35% to 21%. The Company is expected to reduce its cash federal income tax for the year 2018 by approximately $2.1 million under the new tax law. The provision for income taxes for the nine months ended September 30, 2018, decreased 11.2% to $2.4 million from $2.7 million in the nine months ended September 30, 2017.

RICHARD CLARK JOINS OTELCO AS CHIEF OPERATING OFFICER
On October 15, 2018, Richard Clark joined the Company as Chief Operating Officer. Clark formerly was Executive Vice President and Chief Financial Officer of TVC Albany, Inc., which does business as FirstLight Fiber. His office will be in New Gloucester, Maine.

BILLING/OPERATIONS SUPPORT SYSTEM REPLACEMENT
During third quarter 2018, Otelco completed the conversion of three billing systems into a single new billing and operations support system. All carrier and end user activity - from ordering to provisioning to billing to collecting – is being handled in the new system. The design, conversion and implementation process took over two years and involved virtually all employees.

“Our employees’ and vendor’s hard work has created an efficient single system we can use to serve all of our customers well into the future,” added Souza. “While every cutover of this magnitude has its own set of challenges, our team has been able to bring the system on-line as expected and minimize any customer impact. It will take some time for both employees and customers to become accustomed to new processes and new bill formats.  The long-term benefits, however, make the investment of time and capital resources worth it.”

SUMMARY
“The billing system transition has required a lot of extra time and work from our employee team this quarter, and we appreciate their dedicated efforts beyond the normal requirements of operating the business,” continued Souza. “With this project behind us, we are well positioned with the new system to focus on enhancing our customer experience, improving available data speeds, adding new customers to the Otelco family and reducing our leverage to give the Company more financial flexibility for the future. Focusing on debt reduction, cost management and positively changing our revenue trajectory should continue to serve our employees, customers and stockholders well as we move into 2019.”

THIRD QUARTER EARNINGS CONFERENCE CALL
Otelco has scheduled a conference call, which will be broadcast live over the internet, on Thursday, November 8, 2018, at 11:30 a.m. (Eastern Time). To participate in the call, participants should dial (323) 794-2093 and ask for the Otelco call 10 minutes prior to the start time. Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the internet by visiting the Company’s website at www.Otelco.com. To listen to the live call online, please visit the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available on the Company's website at www.Otelco.com for 30 days. A two-week telephonic replay may also be accessed by calling (719) 457-0820 and entering the Confirmation Code 8284006.

ABOUT OTELCO
Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia. The Company’s services include local and long distance telephone, digital high-speed data lines, transport services, network access, cable television and other related services. Otelco is among the top 20 largest local exchange carriers in the United States. Otelco operates eleven incumbent telephone companies serving rural markets, or rural local exchange carriers. It also provides competitive retail and wholesale communications services and technology consulting, managed services and private/hybrid cloud hosting services through several subsidiaries. For more information, visit the Company’s website at www.Otelco.com.

FORWARD LOOKING STATEMENTS
Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

OTELCO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share par value and share amounts)
(unaudited with the exception of December 31, 2017 being audited)

	September 30,	December 31,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$3,720	$3,570
Accounts receivable:
Due from subscribers, net of allowance for doubtful accounts of $351 and $206, respectively	4,939	4,647
Other	2,003	1,875
Materials and supplies	2,773	2,700
Prepaid expenses	1,143	3,122
Total current assets	14,578	15,914

Property and equipment, net	51,544	50,888
Goodwill	44,976	44,976
Intangible assets, net	1,019	1,328
Investments	1,493	1,632
Interest rate cap	40	-
Other assets	151	201
Total assets	$113,801	$114,939

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,083	$1,619
Accrued expenses	6,298	4,803
Advance billings and payments	1,568	1,684
Customer deposits	64	58
Current maturity of long-term notes payable, net of debt issuance cost	3,903	3,891
Total current liabilities	12,916	12,055

Deferred income taxes	18,939	18,939
Advance billings and payments	2,260	2,367
Other liabilities	21	13
Long-term notes payable, less current maturities and debt issuance cost	71,101	80,058
Total liabilities	105,237	113,432

Stockholders' equity
Class A Common Stock, $.01 par value-authorized 10,000,000 shares; issued and outstanding 3,388,624 and 3,346,689 shares, respectively	34	34
Additional paid in capital	4,112	4,285
Retained earnings (accumulated deficit)	4,418	(2,812)
Total stockholders' equity	8,564	1,507
Total liabilities and stockholders' equity	$113,801	$114,939

OTELCO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Revenues	$16,252	$16,946	$49,867	$51,732

Operating expenses
Cost of services	7,578	7,610	23,026	23,468
Selling, general and administrative expenses	2,382	2,588	7,691	7,762
Depreciation and amortization	1,756	1,834	5,382	5,515
Total operating expenses	11,716	12,032	36,099	36,745

Income from operations	4,536	4,914	13,768	14,987

Other income (expense)
Interest expense	(1,459)	(2,567)	(4,384)	(7,749)
Other income	83	-	252	204
Total other expense	(1,376)	(2,567)	(4,132)	(7,545)

Income before income tax expense	3,160	2,347	9,636	7,442
Income tax expense	(834)	(758)	(2,406)	(2,709)

Net income	$2,326	$1,589	$7,230	$4,733

Weighted average number of common shares outstanding:
Basic	3,388,624	3,346,689	3,388,624	3,346,689
Diluted	3,454,936	3,445,632	3,438,386	3,445,632

Basic net income per common share	$0.69	$0.47	$2.13	$1.41

Diluted net income per common share	$0.67	$0.46	$2.10	$1.37

OTELCO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net income	$7,230	$4,733
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation	5,135	5,225
Amortization	247	290
Amortization of loan costs	354	927
Provision for uncollectible accounts receivable	283	290
Stock-based compensation	207	237
Payment in kind interest - subordinated debt	-	237
Changes in operating assets and liabilities
Accounts receivable	(704)	(73)
Materials and supplies	(73)	(663)
Prepaid expenses and other assets	2,030	1,280
Accounts payable and accrued expenses	959	453
Advance billings and payments	(223)	582
Other liabilities	15	(3)
Net cash from operating activities	15,460	13,515

Cash flows used in investing activities:
Acquisition and construction of property and equipment	(5,710)	(5,951)
Net cash used in investing activities	(5,710)	(5,951)

Cash flows used in financing activities:
Loan origination costs	(37)	(77)
Principal repayment of long-term notes payable	(9,262)	(9,125)
Interest rate cap	(40)	-
Retirement of CoBank equity	119	164
Tax withholdings paid on behalf of employees for restricted stock units	(380)	(209)
Net cash used in financing activities	(9,600)	(9,247)

Net increase in cash and cash equivalents	150	(1,683)
Cash and cash equivalents, beginning of period	3,570	10,538

Cash and cash equivalents, end of period	$3,720	$8,855

Supplemental disclosures of cash flow information:
Interest paid	$4,029	$6,654

Income taxes paid	$2	$1,802

Issuance of Class A common stock	$-	$1

CONSOLIDATED EBITDA – Consolidated EBITDA is defined as consolidated net income plus consolidated net interest expense, depreciation and amortization, income taxes and certain other fees, expenses and non-cash charges reducing consolidated net income. Consolidated EBITDA is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Consolidated EBITDA corresponds to the definition of Consolidated EBITDA in the Company’s credit facility. The lenders under the Company’s credit facility utilize this measure to determine compliance with credit facility requirements. The Company uses Consolidated EBITDA as an operational performance measurement to focus attention on the operational generation of cash, which is used for reinvestment into the business; to repay its debt and to pay interest on its debt; to pay income taxes; and for other corporate requirements. The Company reports Consolidated EBITDA to allow current and potential investors to understand this performance metric and because the Company believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance. However, Consolidated EBITDA should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of Consolidated EBITDA may not be comparable to similarly titled measures used by other companies.

Reconciliation of Consolidated EBITDA to Net Income						Twelve Months

		Three Months Ended September 30,		Nine Months Ended September 30,		Ended September 30,
		2018	2017	2018	2017	2018
Net income		$2,326	$1,589	$7,230	$4,733	$14,612
Add:	Depreciation	1,677	1,746	5,135	5,225	6,911
	Interest expense less interest income	1,343	2,260	4,030	6,822	5,634
	Interest expense - amortize loan cost	116	307	354	927	4,250
	Income tax expense	834	758	2,406	2,709	(8,159)
	Amortization - intangibles	79	88	247	290	333
	Stock-based compensation	56	72	207	237	278
	Loan fees	19	114	56	194	2,310
Consolidated EBITDA(1)		$6,450	$6,934	$19,665	$21,137	$26,169

LEVERAGE RATIO – The Company uses the ratio of debt, net of cash, to Consolidated EBITDA for the last twelve months as an operational performance measurement of Otelco’s leverage. Such ratio is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, GAAP. The Company reports such ratio to allow current and potential investors to understand this performance metric. The Company also believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance, including the Company’s ability to generate earnings sufficient to service its debt, and enhances understanding of the Company’s financial performance and highlights operational trends. However, such ratio should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of such ratio may not be comparable to similarly titled ratios used by other companies. The table below provides the calculation of such ratio as of September 30, 2018.

Ratio of Debt, Net of Cash, to Consolidated EBITDA
as of September 30, 2018
($000)

Notes payable	$75,004
Debt issuance costs	1,646
Notes outstanding	76,650
Less cash	(3,720)
Notes outstanding, net of cash	$72,930
Consolidated EBITDA for the last twelve months	$26,169
Leverage ratio	2.79

Contact:	Curtis Garner Chief Financial Officer Otelco Inc. 205-625-3580 Curtis.Garner@Otelco.com